FOR IMMEDIATE RELEASE

November 7, 2008

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS NINE-MONTH EARNINGS

FREEHOLD, NJ, November 7, 2008........UMH Properties, Inc. (NYSE Alternext US:UMH) reported net income of $1,201,000 or $0.11 per share for the quarter ended September 30, 2008, as compared to $110,000 or $0.01 per share for the quarter ended September 30, 2007 and $2,407,000 or $0.22 per share for the nine months ended September 30, 2008, as compared to $2,876,000 or $0.27 per share for the nine months ended September 30, 2007.

A summary of significant financial information for the three months and nine months ended September 30, 2008 and 2007 is as follows:

   For the Three Months Ended

	9/30/08	9/30/07

Total Revenues	$10,240,000	$9,971,000
Total Expenses	$9,049,000	$9,884,000
Net Income	$1,201,000	$110,000
Net Income per Share	$.11	$.01
FFO (1)	$2,209,000	$1,007,000
FFO per Share (1)	$.20	$.09
Weighted Average Shares Outstanding	10,916,000	10,606,000

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  For the Nine Months Ended

	9/30/08	9/30/07

Total Revenues	$29,015,000	$30,123,000
Total Expenses	$26,638,000	$27,337,000
Net Income	$2,407,000	$2,876,000
Net Income per Share	$.22	$.27
FFO (1)	$5,427,000	$5,482,000
FFO per Share (1)	$.50	$.52
Weighted Average Shares Outstanding	10,845,000	10,486,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and nine months ended September 30, 2008 and 2007 is calculated as follows:

	Three Months		Nine Months
	9/30/08	9/30/07	9/30/08	9/30/07

Net Income	$1,201,000	$110,000	$2,407,000	$2,876,000
Gain on Sales of Depreciable Assets	(9,000)	(23,000)	(30,000)	(90,000)
Depreciation Expense	1,017,000	920,000	3,050,000	2,696,000

FFO	$2,209,000	$1,007,000	$5,427,000	$5,482,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2008 and 2007:

	9/30/08	9/30/07

Operating Activities	$6,747,000	($70,000)
Investing Activities	(11,169,000)	(13,583,000)
Financing Activities	4,507,000	12,818,000

Included in net income and funds from operations for the nine months ended September 30, 2008, are a non-cash writedown of $302,000 for a stock investment that has declined in price and a $304,000 loss which was taken on derivative positions in U.S. Treasuries intended to hedge against rising interest rates.  The Company has terminated the derivative positions in U.S. treasuries.  These two items negatively impacted earnings by approximately $0.06 per share.

Samuel A. Landy, President, stated, “I am pleased with our third quarter results.  We continue to implement our business plan to provide quality, affordable housing.  While the U.S. economy is currently in the midst of a recession, manufactured housing provides the basic need of affordable housing.  Historically, our property type has not been as adversely affected as others during economic contraction.  We believe that, given the end of sub-prime conventional home lending, we should see increased demand for manufactured housing.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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